Exhibit 99.1

“2006 Annual Meeting Speech	May 25, 2006

As we have reported in our annual reports and press releases, for the past several years our strategy has been to increase shareholder value by redeveloping or repositioning certain properties and selling non-core assets. I believe that our performance demonstrates that this strategy has been an outstanding success.

I won't go through each individual transaction, since the list is long. Those of you who are interested will find complete details in our 2005 annual report and Form 10-K. The bottom line is that as of March 31, 2006, the Company had $44 million in cash from asset sales.

Reflecting this success, earlier this month we were very pleased to announce an extraordinary cash distribution of $3.00 per share. We see this as just the latest installment in our value maximization program. This distribution is payable on June 29, 2006, to stockholders of record as of the close of business on May 25, 2006. The ex-dividend date is June 30, 2006.

Another way to measure our success is this: Wilshire's closing stock price averaged $5.11 in September 2004, the month prior to the announcement of our value maximization plan. The stock price was $7.79 at the end of 2005, a 52% increase. Yesterday, our stock closed at $9.21, for a total gain since September 2004 of 80%.

Our goal is to deliver even more value in just the next few months. We have identified several properties in our portfolio whose value we believe can be quickly enhanced through relatively modest investments in renovation, permitting and the like. We also believe the value of certain other assets can be maximized most readily through individual sale transactions rather than as part of a larger company transaction.

This step will be followed later this year by an aggressive exploration of opportunities to sell or merge our business. While we cannot assure stockholders that we will be successful in these efforts, and no final determination regarding this process will be made until all of our alternatives have been carefully analyzed in concert with our investment banker, Friedman, Billings, Ramsey & Co., Inc., we believe that this path is likely the best way to maximize stockholder value.

On a related topic, I am sure that all of you are aware of the repeated demands by Mercury Real Estate Advisors LLC, a hedge fund based in Greenwich, Connecticut, for an immediate liquidation of the Company. Our Board strongly believes, and common business sense dictates, that an immediate 'fire sale' of our assets is unlikely to yield greater value than the well-crafted plan we are pursuing. Substituting a rash and unproven 'fire sale' approach for our value maximization strategy solely to satisfy the demands of a single hedge fund seems to me and our entire Board of Directors to be a dereliction of our fiduciary responsibility to shareholders.

At Mercury's request, one of our Board members met with Mercury in December. Mercury's statements at that meeting were essentially the same as the statements in their public announcements. We have offered Mercury the opportunity to provide the Board with a written submission, but to date the only substantive written statements we have seen are the announcements they have disseminated via the news media.

In February, Mercury announced publicly that they were prepared to pursue an acquisition of Wilshire for $8.50 per share. Based on yesterday's market price of $9.21 per share, a Mercury 'win' would have meant less value for everyone else.

In their letters to the company, Mercury has repeatedly criticized my personal salary and bonus. What Mercury fails to mention, of course, is that I received a total cumulative bonus of $100,000 for the five years prior to 2004, that my bonus for 2004 reflected the recommendation of an outside compensation expert regarding my contribution to the successful sale of the Company's oil and gas assets, and that in 2004 I declined to accept any of the 33% salary increase recommended by the compensation expert.

Incredibly, in its latest letter Mercury claimed that my job description should include clairvoyance, as they have added to their list of grievances my failure to accurately foresee the future of oil and gas prices in the years since the sale. And they have made this absurd suggestion despite the fact that Wilshire was advised by a prominent oil and gas valuation and transaction firm to sell at that time and at that price.

In addition, Mercury fails to mention that my family and I own fifty percent more of the Company's stock (approximately 1.8 million shares) than Mercury (approximately 1.2 million shares). My interests are fully aligned with the interests of all shareholders -- what we all want is to receive the highest possible return from our investment in Wilshire. The question is what is the best way to accomplish this objective? Today, I have authorized Wilshire's counsel to send Mercury a letter indicating that Eric Schmertz and I, together with counsel, are willing to meet with Mercury representatives should those representatives desire a face-to-face meeting.

I am confident that the majority of our shareholders agree with me and the Board of Directors that Wilshire should continue pursuing the strategy that has proven its success in the marketplace. We strongly believe that the most attractive way to maximize value for all shareholders is to complete as quickly as possible the value enhancement projects we have identified for certain of our properties, and then to immediately explore opportunities to sell or merge our business.”

Any non-historical statements contained above are "forward-looking statements" within the meaning of the federal Private Securities Litigation Reform Act of 1995. These statements may relate to the Company’s plans and strategies. Any such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are disclosed in the Company's 2005 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission.